Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release
For More Information, call: 845-482-4000

Contact: Wayne Zanetti, President – CEO	For Release
May 12, 2010
Company Press Release
Jeffersonville Bancorp Announces First Quarter Earnings, Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., May 12, 2010 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today first quarter net income of $791,000 or $0.19 per share compared to $754,000 or $0.18 per share for the first quarter of 2009. The increase in net income is primarily due to an increase in net interest income of $469,000, partly offset by an increase in non-interest expenses of $306,000.
A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at the May 11, 2010 meeting of the Board of Directors. The dividend is payable on June 1, 2010 to stockholders of record at the close of business on May 21, 2010.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains eleven full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello, Wurtsboro and Bloomingburg.